EXHIBIT 99.1

FOR IMMEDIATE RELEASE

         GLOBAL NET LEASE REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS
                  Company to Host Investor Conference Call Today at 11 AM Eastern

New York, February 26, 2020 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, announced today its financial and operating results for the quarter and year ended December 31, 2019.

Full Year 2019 Highlights

•	Revenue from tenants increased 8.5% to $306.2 million from $282.2 million in prior year

•	Net income attributable to common stockholders was $34.5 million, or $0.39 per diluted share compared to $1.1 million or $0.01 per diluted share in 2018

•	Core Funds from Operations ("Core FFO") decreased 2.4% to $145.6 million, or $1.69 per diluted share

•	Cash Net Operating Income ("Cash NOI") increased by 9.4% to $272.8 million as compared to $249.3 million in the prior year

•	Adjusted Funds From Operations ("AFFO") increased 8.4% to $159.7 million from $147.3 million in the prior year

•
AFFO per diluted share decreased year over year to $1.85, in part due to late fourth quarter closings and from the issuance of 13.4 million shares of common stock for gross common equity proceeds of $262.6 million used for $576.4 million of acquisitions in 2019, which also caused interim deleveraging

•	Net debt to annualized adjusted EBITDA[1] improved to 6.7x from 7.9x and net debt to enterprise value improved to 43.7% from 53.3%

•	Strengthened and diversified balance sheet by extending weighted-average debt maturity to 5.8 years from 4.2 years while decreasing weighted average interest rate to 3.0% from 3.1%

•
Closed and pipeline acquisitions of $850.1 million[2] in 2019 at a weighted average capitalization rate[3] of 7.83% with 14.6 years of remaining lease term[4], up 60% from $531.2 million[2] of 2018 closed and pipeline acquisitions at a weighted average capitalization rate of 7.72% with 11.6 years of remaining lease term

•
Strategic European disposition of $146 million at a 6.72% cash capitalization rate generated a $10 million realized gain with all proceeds to be redeployed into Q1 2020 closed and current pipeline acquisitions of $273.7 million at a weighted average cash capitalization rate of 7.10%, providing a 38 basis point arbitrage spread

•	Fourth quarter 2019 and first quarter 2020 closed and pipeline acquisitions expected to increase net annualized straight-line rent by an incremental $26.9 million

Fourth Quarter 2019 Highlights

•	Revenue from tenants increased 7.7% to $76.7 million from $71.2 million in fourth quarter 2018

•	Net income attributable to common stockholders was $9.3 million, or $0.10 per diluted share, as compared to a loss of $6.7 million, or ($0.09) per diluted share in fourth quarter 2018

•	Core FFO decreased 13.2% to $32.1 million, or $0.35 per diluted share

•	Cash NOI increased by 12.0% to $69.9 million as compared to $62.4 million in the fourth quarter 2018

•	AFFO was $39.9 million, up 7.5% from $37.1 million in the prior year fourth quarter

•
AFFO per diluted share was $0.44, a decrease from $0.50 per diluted share in fourth quarter 2018 due to the absence of full period rent from acquisitions that closed late in the quarter and changes to European tax policies that increased income tax expenses by $2.0 million from prior year

•
Acquired 19 properties for a contract purchase price of $252.3 million at a 7.25% weighted average capitalization rate and a weighted average remaining lease term of 12.1 years plus a pipeline of $273.7 million at a 8.42% weighted average capitalization rate and a weighted average remaining lease term of 17.7 years

•	Increased portfolio occupancy to 99.6% leased from 99.2% leased in fourth quarter 2018

•	Increased Industrial / Distribution concentration to 46% from 39% in fourth quarter 2018

•	68.2% of annualized straight-line rent from tenants rated as investment grade or implied investment grade[5], providing portfolio quality and stability

•	Annual rent escalators in 93.2% of leases as of December 31, 2019 provide contractually embedded rent growth

•	Raised gross equity proceeds of $89.3 million, which includes $86.3 million raised from the underwritten public offering of its 6.875% Series B preferred stock

James Nelson, Chief Executive Officer of GNL, commented, "I am very proud of all that GNL achieved in 2019. We had a very active year for both acquisitions and dispositions and have over $270 million in Industrial and Office acquisitions in our pipeline. Our fourth quarter closed and pipeline acquisitions of $526 million is expected to increase our annualized straight-line rent by $26.9 million, net of closed fourth quarter dispositions, further increasing our contractually embedded rent growth. We believe the consistent execution of our business plan will continue to benefit our shareholders as we continue this work in 2020 and beyond."

	Quarter Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2019	2018	2019	2018
Revenue	$76,685	$71,226	$306,214	$282,207

Net income (loss) attributable to common stockholders	$9,263	$(6,744)	$34,535	$1,082
Net income (loss) per diluted common share	$0.10	$(0.09)	$0.39	$0.01

NAREIT defined FFO attributable to common stockholders	$32,428	$28,334	$143,290	$131,415
FFO per diluted common share	$0.36	$0.38	$1.66	$1.89

Core FFO attributable to common stockholders	$32,068	$36,940	$145,559	$149,112
Core FFO per diluted common share	$0.35	$0.50	$1.69	$2.14

AFFO attributable to common stockholders	$39,906	$37,137	$159,703	$147,330
AFFO per diluted common share	$0.44	$0.50	$1.85	$2.11

Property Portfolio

At December 31, 2019, the Company’s portfolio consisted of 278 net lease properties located in eight countries and comprises 31.6 million rentable square feet substantially all of which was net leased to 124 tenants across 45 industries. The real estate portfolio metrics include:

•	99.6% leased with a remaining weighted-average lease term of 8.3 years[6]

•	93.2% of the portfolio contains contractual rent increases based on square footage

•	68.2% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants

•	63% U.S. and Canada and 37% Europe (based on annualized straight-line rent)

•	49% Office, 46% Industrial / Distribution and 5% Retail (based on an annualized straight-line rent)

Acquisition and Disposition Activity

During the fourth quarter, the Company acquired 19 net leased assets for a contract purchase price of approximately $252.3 million. These assets were purchased at a weighted average going-in capitalization rate of 6.50%7, and an overall weighted average capitalization rate of 7.25%, with a weighted average remaining lease term of 12.1 years. During the year, the Company acquired 39 net leased assets for a contract sales price of approximately $576.4 million, including $11.4 million of capital expenditures to expand and remodel four properties. These assets were purchased at a weighted average going in capitalization rate of 6.69%, and an overall weighted average capitalization rate of 7.43%, with a weighted average remaining lease term of 12.5 years.

During the fourth quarter of 2019, the Company sold five properties for a total contract sales price of approximately $165.5 million, resulting in $95.2 million in net proceeds after repayment of related debt. During the year, the Company sold 103 properties for a contract purchase price of approximately $311.3 million, resulting in $235.7 million in net proceeds after repayment of related debt.

Capital Structure and Liquidity Resources

On November 20, 2019 the Company completed an underwritten public offering of 3,450,000 shares of its 6.875% Series B preferred stock at a public offering price of $25.00 per share.

As of December 31, 2019, the Company had $270.3 million of cash and cash equivalents. The Company’s net debt to enterprise value was 43.7% with an enterprise value of $3.7 billion based on the December 31, 2019 closing share price of $20.28 for common stock, $26.43 for the Series A preferred stock and $25.64 for the Series B preferred stock, with net debt8 of $1.6 billion, including $1.3 billion of mortgage debt.

As of December 31, 2019, the percentage of fixed rate debt (including variable rate debt fixed with swaps) increased to 88.2% from 79.9% as of December 31, 2018. The Company’s total combined debt had a weighted average interest rate cost of 3.0% resulting in an interest coverage ratio of 4.0 times9. Debt maturity is 5.8 years as compared to 4.2 years at the end of the fourth quarter 2018.

Subsequent Events

Subsequent to December 31, 2019 and through January 31, 2020, the Company acquired one property for a contract purchase price of $9.4 million. The Company has also signed four definitive purchase and sale agreements ("PSAs") to acquire four net lease properties for approximately $21.1 million at a weighted average capitalization rate of 8.01% and 4 letters of intent ("LOIs") to acquire a total of 11 net lease properties for an aggregate purchase price of $243.2 million at a weighted average capitalization rate of 8.45%. The PSAs are subject to conditions and the LOIs may not lead to a definitive agreement. There can be no assurance that the Company will complete any of these transactions, or any future acquisitions or other investments, on a timely basis or on acceptable terms and conditions, if at all.

Footnotes/Definitions

[1]	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"). Annualized based on fourth quarter 2019 Adjusted EBITDA multiplied by four.
2   Closed and pipeline acquisitions of $850.1 million during the period from January 1, 2019 to January 31, 2020 include: (i) two acquisitions for $23.4 million in purchase price completed in the first quarter of 2019; (ii) nine acquisitions for $187.3 million in purchase price completed in the second quarter of 2019; (iii) nine acquisitions for $102.0 million in purchase price completed in the third quarter of 2019; (iv) 19 acquisitions for $252.3 million in purchase price completed in the fourth quarter of 2019; (v) one acquisition in the first quarter of 2020 for $9.4 million purchase price (vi) amendments to four leases whereby annual rent was increased at closing in exchange for the Company funding an aggregate amount of approximately $11.4 million in capital expenditures to expand and remodel four properties of a single tenant; (vii) four definitive purchase and sale agreements (“PSA”) to acquire a total of four net lease properties for an aggregate purchase price of approximately $21.1 million; and (vi) four LOIs to acquire a total of 11 properties for an aggregate purchase price of $243.2 million. The PSAs are subject to conditions and the LOIs may not lead to a definitive agreement. There can be no assurance the Company will complete any of these pending acquisitions on their contemplated terms, or at all.
Closed and pipeline acquisitions of $531.2 million as of December 31, 2018 includes: (i) 23 acquisitions for $478.2 million in purchase price completed during the year ended December 31, 2018; (ii) three acquisitions for $41.6 million in purchase price which were pending as of December 31, 2018 and completed on the same terms during 2019; and (iii) amendments to four leases, which were pending as of December 31, 2018 and complete on the same terms during 2019, whereby annual rent was increased at closing in exchange for the Company funding an aggregate amount of approximately $11.4 million in capital expenditures to expand and remodel four properties of a single tenant.

[3]
Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.

4 The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.

[5]
As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. Ratings information is as of December 31, 2019. Comprised of 37.6% leased to tenants with an actual investment grade rating and 30.6% leased to tenants with an Implied Investment Grade rating as of December 31, 2019.

[6]	Weighted-average remaining lease term in years is based on square feet as of December 31, 2019.

[7]
Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.

8 Comprised of the principal amount of GNL's debt totaling $1.9 billion less cash and cash equivalents totaling $270.3 million, as of December 31, 2019.
9 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended December 31, 2019. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.

Conference Call

GNL will host a conference call on February 26, 2020 at 11:00 a.m. ET to discuss its financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Conference Call Details

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 0204255

 Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10138772

*Available one hour after the end of the conference call through May 26, 2020.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in GNL, as well as the success that GNL may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause GNL’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GNL’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2019	2018
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$414,446	$398,911
Buildings, fixtures and improvements	2,685,325	2,345,202
Construction in progress	11,725	1,235
Acquired intangible lease assets	651,768	675,551
Total real estate investments, at cost	3,763,264	3,420,899
Less: accumulated depreciation and amortization	(517,123)	(437,974)
Total real estate investments, net	3,246,141	2,982,925
Assets held for sale	—	112,902
Cash and cash equivalents	270,302	100,324
Restricted cash	3,985	3,369
Derivative assets, at fair value	4,151	8,730
Unbilled straight-line rent	51,795	47,183
Operating lease right-of-use asset	50,211	—
Prepaid expenses and other assets	37,370	22,245
Due from related parties	351	16
Deferred tax assets	4,441	3,293
Goodwill and other intangible assets, net	21,920	22,180
Deferred financing costs, net	10,938	6,311
Total Assets	$3,701,605	$3,309,478

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,272,154	$1,129,807
Revolving credit facility	199,071	363,894
Term loan, net	397,893	278,727
Acquired intangible lease liabilities, net	30,529	35,757
Derivative liabilities, at fair value	7,507	3,886
Due to related parties	342	790
Accounts payable and accrued expenses	22,903	31,529
Operating lease liability	23,985	—
Prepaid rent	17,236	16,223
Deferred tax liability	14,975	15,227
Taxes payable	1,046	2,228
Dividends payable	4,006	2,664
Total Liabilities	1,991,647	1,880,732
Commitments and contingencies
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	54
6.875% Series B cumulative redeemable perpetual preferred stock	35	—
Common stock	2,225	2,091
Additional paid-in capital	2,408,353	2,031,981
Accumulated other comprehensive income	20,195	6,810
Accumulated deficit	(733,245)	(615,448)
Total Stockholders' Equity	1,697,631	1,425,488
Non-controlling interest	12,327	3,258
Total Equity	1,709,958	1,428,746
Total Liabilities and Equity	$3,701,605	$3,309,478

Global Net Lease, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$76,685	$71,226	$306,214	$282,207

Expenses:
Property operating	5,701	7,750	28,314	28,732
Fire (recovery) loss	—	(1)	—	(50)
Operating fees to related parties	8,867	7,309	33,292	28,234
Impairment charges and related lease intangible write-offs	—	5,000	6,375	5,000
Acquisition, transaction and other costs	19	8,607	1,320	13,850
General and administrative	1,334	2,617	10,108	10,439
Equity-based compensation	2,491	1,451	9,530	2,649
Depreciation and amortization	31,989	30,078	125,996	119,582
Total expenses	50,401	62,811	214,935	208,436
Operating income before gain (loss) on dispositions of real estate investments	26,284	8,415	91,279	73,771
Gain (loss) on dispositions of real estate investments	8,824	—	23,616	(5,751)
Operating income	35,108	8,415	114,895	68,020
Other income (expense):
Interest expense	(17,194)	(15,479)	(64,199)	(57,973)
Loss on extinguishment of debt	379	—	(949)	(3,897)
(Loss) gain on derivative instruments	(3,905)	2,950	769	7,638
Unrealized (loss) income on undesignated foreign currency advances and other hedge ineffectiveness	—	(452)	76	(434)
Other income (loss)	195	(90)	216	(23)
Total other expense, net	(20,525)	(13,071)	(64,087)	(54,689)
Net income (loss) before income tax	14,583	(4,656)	50,808	13,331
Income tax expense (benefit)	(1,652)	366	(4,332)	(2,434)
Net income (loss)	12,931	(4,290)	46,476	10,897
Preferred stock dividends	(3,668)	(2,454)	(11,941)	(9,815)
Net income (loss) attributable to common stockholders	$9,263	$(6,744)	$34,535	$1,082

Basic and Diluted Earnings (Loss) Per Share:
Basic net income (loss) per share attributable to common stockholders	$0.10	$(0.09)	$0.40	$0.01
Diluted net income (loss) per share attributable to common stockholders	$0.10	$(0.09)	$0.39	$0.01
Weighted Average Shares Outstanding:
Basic	89,458	73,554	85,031	69,411
Diluted	90,777	74,001	86,350	69,663

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Adjusted EBITDA
Net income	$8,276	$15,328	$9,941	$12,931	$46,476
Depreciation and amortization	31,303	31,084	31,620	31,989	125,996
Interest expense	15,162	15,689	16,154	17,194	64,199
Income tax expense	960	780	940	1,652	4,332
Impairment charges	—	—	6,375	—	6,375
Equity-based compensation	2,109	2,429	2,501	2,491	9,530
Acquisition, transaction and other costs	262	847	192	19	1,320
Gain on dispositions of real estate investments	(892)	(6,923)	(6,977)	(8,824)	(23,616)
(Gain) loss on derivative instruments	(240)	(1,390)	(3,044)	3,905	(769)
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	(76)	—	—	—	(76)
Loss on extinguishment of debt	—	765	563	(379)	949
Other (income) loss	(4)	(19)	2	(195)	(216)
Adjusted EBITDA	56,860	58,590	58,267	60,783	234,500
Operating fees to related parties	8,043	8,162	8,220	8,867	33,292
General and administrative	3,206	2,318	3,250	1,334	10,108
NOI	68,109	69,070	69,737	70,984	277,900
Amortization of above- and below- market leases and ground lease assets and liabilities, net	337	344	341	633	1,655
Straight-line rent	(1,626)	(1,931)	(1,506)	(1,695)	(6,758)
Cash NOI	$66,820	$67,483	$68,572	$69,922	$272,797

Cash Paid for Interest:
Interest Expense	$15,162	$15,689	$16,154	$17,194	$64,199
Non-cash portion of interest expense	(1,742)	(1,177)	(1,906)	(1,789)	(6,614)
Amortization of mortgage (discount) premium, net	(102)	(100)	(30)	(28)	(260)
Total cash paid for interest	$13,318	$14,412	$14,218	$15,377	$57,325

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands, except per share data)

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Funds from operations (FFO):
Net income attributable to common stockholders (in accordance with GAAP)	$5,791	$12,621	$6,860	$9,263	$34,535
Impairment charges and related lease intangible write-offs	—	—	6,375	—	6,375
Depreciation and amortization	31,303	31,084	31,620	31,989	125,996
Gain on dispositions of real estate investments	(892)	(6,923)	(6,977)	(8,824)	(23,616)
FFO (defined by NAREIT)	36,202	36,782	37,878	32,428	143,290
Acquisition, transaction and other costs [1]	262	847	192	19	1,320
Loss on extinguishment of debt [2]	—	765	563	(379)	949
Core FFO attributable to common stockholders	36,464	38,394	38,633	32,068	145,559
Equity-based compensation	2,109	2,429	2,501	2,491	9,530
Non-cash portion of incentive fee	—	—	—	—	—
Non-cash portion of interest expense	1,742	1,177	1,906	1,789	6,614
Amortization of above- and below-market leases and ground lease assets and liabilities, net	337	344	341	633	1,655
Straight-line rent	(1,626)	(1,931)	(1,506)	(1,695)	(6,758)
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	(76)	—	—	—	(76)
Eliminate unrealized losses (gains) on foreign currency transactions [3]	452	(455)	(1,670)	4,592	2,919
Amortization of mortgage discounts and premiums, net	102	100	30	28	260
Adjusted funds from operations (AFFO) attributable to common stockholders	$39,504	$40,058	$40,235	$39,906	$159,703

Weighted average common shares outstanding - Basic	81,475	83,847	85,255	89,458	85,031
Weighted average common shares outstanding - Diluted	82,798	85,166	86,203	90,777	86,350
Net income per diluted share attributable to common shareholders	$0.07	$0.15	$0.08	$0.10	$0.39
FFO per diluted common share	$0.44	$0.43	$0.44	$0.36	$1.66
Core FFO per diluted common share	$0.44	$0.45	$0.45	$0.35	$1.69
AFFO per diluted common share	$0.48	$0.47	$0.47	$0.44	$1.85
Dividends declared to common stockholders	$43,297	$14,940	$45,028	$47,659	$150,922
Footnotes:
[1] Primarily includes litigation costs resulting from the termination of the Former Service Provider and fees associated with the exploration of a potential equity offering.
[2] For the three months ended September 30, 2019 and June 30, 2019, primarily includes non-cash write-off of deferred financing costs.
[3] For AFFO purposes, we add back unrealized (gain) loss. For the three months ended March 31, 2019, gains on derivative instruments were $0.2 million which consisted of unrealized losses of $0.5 million and realized gains of $0.7 million. For the three months ended June 30, 2019, gains on derivative instruments were $1.4 million which consisted of unrealized gains of $0.5 million and realized gains of $0.9 million. For the three months ended September 30, 2019, gains on derivative instruments were $3.0 million which consisted of unrealized gains of $1.7 million and realized gains of $1.3 million. For the three months ended December 31, 2019, losses on derivative instruments were $3.9 million, which were comprised of unrealized losses of $4.6 million and realized gains of $0.7 million. For the year ended December 31, 2019, gains on derivative instruments were $0.8 million which were comprised of unrealized losses of $2.9 million and realized gains of $3.7 million.

Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018
Funds from operations (FFO):
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$(6,744)	$1,082
Impairment charges and related lease intangible write-offs	5,000	5,000
Depreciation and amortization	30,078	119,582
Loss on dispositions of real estate investments	—	5,751
FFO (defined by NAREIT)	28,334	131,415
Acquisition, transaction and other costs	8,607	13,850
Loss on extinguishment of debt	—	3,897
Fire (recovery) loss	(1)	(50)
Core FFO attributable to common stockholders	36,940	149,112
Non-cash equity-based compensation	1,451	2,649
Non-cash portion of incentive fee	(180)	—
Non-cash portion of interest expense	1,454	5,193
Amortization of above- and below-market leases and ground lease assets and liabilities, net	590	2,130
Straight-line rent	(1,482)	(6,310)
Unrealized loss (gain) on undesignated foreign currency advances and other hedge ineffectiveness	452	434
Eliminate unrealized losses (gains) on foreign currency transactions	(2,206)	(7,127)
Amortization of mortgage discounts and premiums, net	118	1,249
Adjusted funds from operations (AFFO) attributable to common stockholders	$37,137	$147,330

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect the proportionate share of adjustments for non-controlling interest to arrive at FFO, Core FFO and AFFO, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements.

AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.